IFF (LOGO)
                                  [LETTERHEAD]



                                             July 27, 1998


Mr. Stuart R. Maconochie
110 a Cranmer Court
Whiteheads Grove
London, SW3 3HJ
England

Dear Stuart,

     This letter will outline the understandings you and International Flavors & Fragrances Inc. ("IFF") have reached in respect of your assignment, effective June 1, 1998, as Senior Vice-President and President, Fragrance Division, of IFF (the "Assignment"). We have agreed as follows:

     1. Effective June 1, 1998, your annual base salary has been increased to $475,000. Your salary will be reviewed annually in accordance with IFF policy for officers of IFF.

     2. Effective July 13, 1998, IFF has entered into a six (6) month lease in its name for a furnished two-bedroom, two-bath apartment at Bristol Plaza, 210 East 65th Street, New York, New York (the "Short-Term Apartment"), for your use while you look for more permanent accommodations. After the expiration of the lease of the Short-Term Apartment, IFF, at its option will lease or purchase in its name, for your use during the remainder of the Assignment, an accommodation reasonably suited to your needs at the time, which will be either a furnished or unfurnished apartment in New York City or a house in a community within commuting distance of New York City ("Long-Term Accommodations"). The location and rental or purchase cost of the Long-Term Accommodations will be subject to my prior written approval. The Short-Term Apartment and the Long-Term Accommodations are sometimes hereinafter collectively referred to as the "Accommodations".

          IFF will pay all costs associated with the lease of the Short-Term Apartment and with the lease or



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                                                        MR. STUART R. MACONOCHIE
                                                                   JULY 27, 1998
                                                               PAGE 2 OF 5 PAGES



          purchase of the Long-Term Accommodations, including rent, rental/real estate agent's fees, customary closing costs, and utilities (other than telephone). The Accommodations will be reserved exclusively for you, except that, if for any reason you will not be using the Accommodations for a period of at least one week, IFF in its sole discretion may use the Accommodations to accommodate others during that period. Any taxable income that you are required to recognize as a result of the Company's leasing or purchasing the Accommodations for your use will be considered "Other Assignment Income", as defined in
          Section 5 below. You will be responsible for all costs related to any housing that you continue to maintain in the United Kingdom during the Assignment.

     3. During the Assignment you will continue to participate in the IFF Management Incentive Compensation Plan ("MICP"). Your MICP award will continue to be based on a combination of the performance of IFF as well as your own. MICP for 1998 will be calculated as a percentage of your 1998 year-end salary ($475,000).

     4. You acknowledge that, on June 15, 1998, you were granted a stock option award of 30,000 shares of IFF Common Stock under, and subject to the terms and conditions of, the IFF 1997 Employee Stock Option Plan. Two copies of a Stock Option Agreement are enclosed with this letter. Please execute and return one copy to Steve Block in New York.

     5. All taxes on your base salary, MICP, in respect of your exercise of stock options (including any Alternative Minimum Tax preference), any other income that for United States tax purposes is considered "compensation income" within the meaning of the United States Internal Revenue Code, and any other income in any country that is not considered "Other Assignment Income", as defined hereinbelow (collectively "Non-Grossable Income") will be your sole responsibility. IFF will fully "gross up" other taxable income relating to the Assignment that you are required to recognize ("Other Assignment Income"). The tax due on Non-Grossable Income and Other Assignment Income will be determined by considering taxes owed on Non-Grossable Income and Other Assignment Income in any country in which such taxes are required to be paid, and will be calculated by Price Waterhouse LLP or such other independent public accountants whom IFF may

                                                        MR. STUART R. MACONOCHIE
                                                                   JULY 27, 1998
                                                               PAGE 3 OF 5 PAGES



          elect to retain to provide you with tax advice and to prepare your income tax returns (the "Accountant"). IFF will pay that percentage of the costs for tax advice and for having your taxes prepared by the Accountant that Other Assignment Income bears to the aggregate of Non-Grossable Income and Other Assignment Income reported in returns prepared for you by the Accountant (the "Assignment Compensation Percentage"). The determination by the Accountant of (a) taxes owed on Other Assignment Income and (b) the Assignment Compensation Percentage will be binding on both you and IFF. Any taxable income that you are required to recognize as a result of the Company's payment of the Assignment Compensation Percentage will be considered Other Assignment Income.

     6. During the Assignment, to the extent legally permissible IFF will take such steps as may be necessary to enable you to continue to participate in the United Kingdom Social Security System and United Kingdom Private Health System. You will also continue to accrue a pension (the "Pension") in accordance with the March 31, 1990 letter agreement between you and IFF (Great Britain), a copy of which is annexed to this agreement as Exhibit A. You understand and acknowledge that you will not participate in any other pension plan maintained by IFF anywhere in the world.

     7. During the Assignment, you will be eligible for four (4) weeks of paid vacation per year. In addition, as part of your paid vacation, you will be eligible for annual home leave to the United Kingdom. IFF will pay for one round trip business class airfare between New York City and London, England for you, a spouse, and any members of your (or your spouse's) family who are then living with you permanently in the United States and who at the time of any such trip are no older than full-time undergraduate college students. Any taxable income that you are required to recognize as a result of the Company's payment of any of such airfares will be considered Other Assignment Income.

     8. You and your family will continue to be covered by the IFF (Great Britain) medical scheme. In addition, you personally, and any members of your (or your spouse's) family who qualify for coverage under the terms of the IFF United States medical and dental program, currently administered by CIGNA, will be included in such program.

                                                        MR. STUART R. MACONOCHIE
                                                                   JULY 27, 1998
                                                               PAGE 4 OF 5 PAGES



     9. IFF will provide you with an automobile (the "United States Company Car") for your business and personal use in your city of residence during the Assignment, in accordance with the IFF automobile program for corporate officers stationed in the United States. Any taxable income that you are required to recognize as a result of the provision or your use of the United States Company Car will not be considered Other Assignment Income. Within thirty (30) days after delivery of the United States Company Car, you will either (a) purchase the automobile currently provided to you by IFF in the United Kingdom (the "UK Company Car") at its then value, calculated in accordance with usual IFF practice, or (b) you will return the UK Company Car to IFF (Great Britain).

     10. IFF (Great Britain) will continue to pay your annual membership fees in Harry's Bar and Annabelle's, both in London, England ("the "UK" Club Fees"), up to a maximum aggregate of (pound)1,500 per year. Consideration will also be given to IFF's paying for an appropriate country club membership in your name, to be used for business purposes, in the United States (the "US Club Fees"). Any taxable income that you are required to recognize as a result of IFF's payment of the UK Club Fees and/or US Club Fees (should IFF agree to a country club membership in the United States) will not be considered Other Assignment Income, and will be your sole responsibility.

     11. IFF will pay on your behalf the out-of-pocket expenses associated with the shipment of your personal goods to the United States at the commencement, and from the United States to the United Kingdom at the termination, of the Assignment, in each case in accordance with the IFF Corporate Relocation Policy then in effect. The Company will also pay or reimburse you for all fees and expenses needed to obtain any visa other travel documents and/or work permits that may be required. You acknowledge that the effectiveness and continuing enforceability of this Agreement is conditioned upon your obtaining all authorizations necessary to enable you to undertake and to continue in the Assignment. IFF will assist you in obtaining and keeping all such authorizations. Any taxable income that you are required to recognize as a result of IFF's payment or reimbursement of any

                                                        MR. STUART R. MACONOCHIE
                                                                   JULY 27, 1998
                                                               PAGE 5 OF 5 PAGES



          cost or expense contemplated by this Section 11 will be considered Other Assignment Income.

     12. In the event your employment with IFF is terminated by IFF for any reason other than for "cause" prior to June 30, 2005 and in connection with such termination you are not entitled to the benefits under the Executive Severance Agreement between you and the Company dated December 14, 1993, you will retire from IFF employment as of the termination date, which is hereinafter referred to as the "Retirement Date." In such event, and in addition to the Pension, you will receive
          (a) "Salary Continuation Payments" equal to your monthly base salary at the Retirement Date, for the shorter of (i) eighteen (18) months or
          (ii) if the Retirement Date occurs after December 31, 2003, the number of months between the Retirement Date and June 30, 2005, and (b) a prorated MICP award in respect of the year in which the termination occurs. After the Retirement Date, you will be entitled to all other benefits then granted by IFF to retired employees of IFF (Great Britain). "Cause" will have the same meaning in this Agreement as in the Executive Severance Agreement.

     Stuart, if the terms set forth above accurately reflect our understanding, please sign and return the extra copy of this letter and return it to Steve Block. If you have any questions, please feel free to contact Bill Myers, Steve Block or me.

                                             Sincerely,

                                             INTERNATIONAL FLAVORS &
                                             FRAGRANCES, INC.




                                             By: /s/ EUGENE P. GRISANTI
                                                 -----------------------
                                                     Eugene P. Grisanti
                                                     Chairman & President


AGREED AND ACCEPTED:



/s/ STUART R. MACONOCHIE
------------------------
    Stuart R. Maconochie

                                                             EXHIBIT A
                                   IFF (LOGO)
                                  [LETTERHEAD]


S.R. Maconochie, Esq.,                                           31st March 1990
Badger's Wood,
Kimbers Lane,
Maidenhead,
Berkshire.
SL6 2QP

Dear Mr. Maconochie,

                            Your retirement benefits

     The Finance Act 1989 introduced restrictions on the benefits that can be provided under pension schemes approved by the Inland Revenue.

     We set out in our letter of 31st March 1990 the arrangements designed to provide you with the maximum benefits approvable by the Inland Revenue for tax purposes.

     However, we appreciate that the benefits provided under the tax approvable schemes may not provide the desired levels of benefits.

     Therefore, we set out below the benefits that we will provide in addition to the benefits provided under the approvable schemes, should those approvable schemes benefits fall short of the desired amounts.

1.   Definitions

     "Salary" means your basic salary over the period of twelve months immediately prior to your date of retirement, death or leaving service plus the yearly average of your other earnings subject to Schedule E income tax in the 36 months immediately prior to your retirement, death or leaving service.

     "Normal Pension Age" means your 65th birthday.

     "Personal Pension Plan" means the arrangement approvable under Chapter IV
     Part XIV of the Income and Corporation Taxes Act 1988, to which the Employer is contributing.

     "Personal Plans" means the Personal Pension Plan and the arrangement approvable under Chapter IV Part XIV of the Income and Corporation Taxes Act 1988 established to accept the transfer value from your pension arrangement with R.P. Scherer.

     "Employer" means IFF(GB) Limited.

     "Maximum Approvable Remuneration" means the best definition allowable by the Inland Revenue for the purposes of calculating approvable benefits, subject always to an earnings ceiling set by the Inland Revenue, which for the year ending 31st March 1990 is (Pound)60,000. This ceiling will increase on 1st April each year in line with the movement in the General Index of Retail Prices for the year 1st January to 31st December (inclusive) immediately preceding the 1st April of determination.

     "Widow" means the wife to whom you are married at the date of death.

     "Retained Lump Sum Death Benefit" means the total value of any lump sum death benefits that, for the purposes of calculating the Inland Revenue Maximum approvable lump sum death benefit, have to be taken into consideration.

2.   Retirement at Normal Pension Age

     On your retirement at Normal Pension Age you will be entitled to a yearly pension for life calculated as (A) below, less (B) below:

     (A)  2/3rds of your Salary at Normal Pension Age.

     (B) the pension payable (or prospectively payable) from Normal Pension Age in respect of the Personal Plans.

     The pension under (B) above shall be calculated as if the benefits were taken wholly in the form of pension of the same type and subject to the same conditions as apply under this letter. The amount of such pension shall include the pension equivalent of any benefits payable to you other than in pension form and shall be determined as if no cash would be taken as an alternative to pension. The amount of pension shall be calculated where necessary using such estimates of policy proceeds, annuity rates and any other relevant matters as we shall determine to be appropriate.

3.   Early Retirement

     You may, with our consent, retire early on grounds other than Ill-health at any time on or after age 50.

     On early retirement, if the pension secured by your Personal Pension Plan is insufficient, you will be entitled to a yearly pension payable for life calculated in accordance with the following formula

                             N  x  P
                             --
                             NS

     Where N    =   the number of years of service completed at the date of
                    retirement with a proportionate amount for each complete month.

           NS   =   total service that would have been completed at Normal
                    Pension Age with a proportionate amount for each complete month.

           P    =   2/3rds of your Salary at the date of retirement less the
                    pension value of your Personal Plans as calculated in accordance with 2 above.

     If you have not attained age 63 at retirement this pension will then be reduced by 1/4% for each complete month between your retirement date and your 63rd birthday to take into account its payment from a date earlier than Normal Pension Age.

4.   Leaving Service

     In the event that you leave our service you will be entitled to a yearly pension payable for life, commencing at Normal Pension Age, equal to the pension calculated as in 3 above but with no reduction for early payment.

     This pension will be increased between your date of leaving service and Normal Pension Age by the lesser of 5% per annum compound (with a proportionate amount of a part-year) and the increase in the General Index of Retail Prices for the period.

5.   Lump sum death in service benefit


     If you die while in our employment and before taking any benefits described in this letter, there will be payable a lump sum calculated as (A) below, less (B) below:

     (A) a lump sum of three times your Salary at date of death less any lump sum death benefits payable under the Personal Plans.

     (B)  The lesser of:

          (i)  three times your Salary less the Retained Lump Sum Death Benefit,

          and

          (ii) four times your Maximum Approvable Renumeration less the Retained Lump Sum Death Benefit.

The lump sum will be payable in accordance with the attached Appendix.

6.   Widow's pension

     (i) Death in service:

          In the event of your death in service, there will be payable a yearly pension to your widow for life calculated as (A) below, less (B) below:

          (A) 4/9ths of your Salary less any widow's pension payable under the Personal Plans.

          (B)  The lesser of

               (i) 4/9ths of your Salary less any widow's pension payable under the Personal Plans.

               and

               (ii) the lesser of:

                    (a)  37/108ths of your Maximum Approvable Remuneration and

                    (b) 4/9ths of your Maximum Approvable Remuneration less any widow's Pensions payable under the Personal Plans (if any).

     (ii) Death in retirement

          In the event of your death in retirement, there will be payable to your widow, a yearly pension for life of an amount equal to 2/3rds of your pension (if any) payable in accordance with this letter.

7.   Increases to pension in payment

     Your pension payable under this letter (if any) will increase in payment at the rate of 3% per annum compound on each anniversary of your retirement or death. Any widow's pension payable under this letter will increase at the same rate from your date of retirement, or date of death if earlier.

8.   Amendment or discontinuance

     Whilst we fully intend to maintain the benefits described in this letter we reserve the right to amend or discontinue any, or all of the above provisions.

     Please sign, date and return to us the attached duplicate of this letter to confirm your agreement to the above benefits.

                                        Yours sincerely,



                                        /s/ P.G. MAJOR
                                        --------------------------------------
                                        (for and on behalf of IFF (GB) Limited)



I hereby confirm my agreement to the above terms and conditions.


 Signed /s/ S.R. MACONOCHIE                                  Date 2nd July 1990
        -------------------                                       -------------
           (S.R. Maconochie)

                                    APPENDIX

                PROVISIONS RELATING TO PAYMENT OF DEATH BENEFITS

Any benefit arising under paragraph 5 of the attached letter shall be payable in accordance with the following terms and conditions:

Subject to no such amount being held by the Employer for more than two years following the date of death of the Member the Employer shall have power to pay or apply any such amount at such time or times to or for the benefit of such one or more of your Beneficiaries in such shares proportions and manner and for such interests as the Employer having absolute discretion may within six months of your death direct (including and without prejudice to the generality of the foregoing the transfer of the whole or part of such amount to trustees to be held by such trustees for such Beneficiaries upon such trusts and powers (including discretionary trusts or powers exercisable by such trustees as the Employer shall decide)) and all or any expenses fees stamp duty or other outgoings incurred for the purpose of or in connection with any such payment or application no matter in what manner such amount be applied may if the Employer so decide be deducted from or paid out of the said amount.

PROVIDED THAT in default of exercise of the foregoing power within a period of two years from the date of your death the Employer shall pay the whole or such part of the amount not so paid or applied as aforesaid to your Personal Representatives except that if such amount would vest in the Crown the Duchy of Lancaster or the Duke of Cornwall as bona vacantia or in a creditor such amount shall be retained by the Employer.

In making any such transfer as aforesaid the Employer shall be entitled to rely upon the certificate of any Solicitor or firm of Solicitors to the effect that the trusts upon which any amount so transferred will be held are such that the said amount must necessarily be paid to or applied for the benefit of one or more of the Beneficiaries.

"Beneficiaries" means and includes the following:

(i) your spouse or any ancestor or descendant (however remote the relationship) of you or of your spouse and the spouse of any such ancestor or descendant,

(ii) any brother or sister of you or of your spouse (whether of the whole or half-blood) and any descendant of any such brother or sister and the spouse of any such brother or sister or of any such descendant of any such brother of sister,

(iii) any step-brother or step-sister of you or of your spouse and any descendant of any such step-brother or step-sister and the spouse of any such step-brother or step-sister or of any such descendant of any such step-brother or step-sister,

(iv) Any uncle or aunt of you or of your spouse and any descendant of any such uncle or aunt and the spouse of any such uncle or aunt or of any such descendant of any such uncle or aunt,

      whether in any of the aforesaid cases (i) (ii) (iii) and (iv) you were or were not liable for or to contribute to their maintenance or support and including any such person related by adoption

(v) any other natural person who in the opinion of the Employer has been dependent or partly dependent on you for maintenance or support,

(vi) any beneficiary entitled to any interest in your estate under any testamentary disposition made by you and in respect of which a grant of representation has been obtained; and

(vii) any nominee of yours whom you wish to be treated as a Beneficiary for this purpose and whose name and address you have notified to the Employer in writing and for the purposes of this definition:

      I. "Spouse" includes wife husband widow widower and any former wife or husband and a person with whom you or other relevant person has gone through any lawful ceremony of marriage.

      II.   "descendant" shall include step-children.

      III. the class of Beneficiaries shall be closed at your death except that it shall include persons then en ventre sa mere who if born would have been Beneficiaries.

      IV.   "ancestor" shall include parents.

"Dependants" means the following:

(i)   your wife widow child or children, and

(ii) any natural person who in the opinion of the Employer is financially dependent upon you or was so dependent at the date of your death.

A child, unless mentally or physically incapacitated shall not be a Dependant after attaining the age of 18 years or ceasing to receive full-time education or vocational training, if later, (but not later than age 21 years).

For the purposes of this definition "child" shall include adopted and step-chidren of you or your spouse.